Exhibit 99.1

P R E S S   R E L E A S E

RELEASE DATE:                                                                                        CONTACT:

April 19, 2011                                                                                                        CHARLES P. EVANOSKI
                   GROUP SENIOR VICE PRESIDENT
                   CHIEF FINANCIAL OFFICER
                   (724) 758-5584

FOR IMMEDIATE RELEASE

ESB FINANCIAL CORPORATION ANNOUNCES
AN INCREASE TO FIRST QUARTER EARNINGS

Ellwood City, Pennsylvania, April 19, 2011 – ESB Financial Corporation (Nasdaq: ESBF), the parent company of ESB Bank, today announced earnings of $0.25 per diluted share on net income of $3.7 million for the quarter ended March 31, 2011, which represents an 8.7% increase in net income per diluted share as compared to earnings of $0.23 per diluted share on net income of $3.4 million for the quarter ended March 31, 2010. The Company’s annualized return on average assets and average equity were 0.77% and 8.69%, respectively, for the quarter ended March 31, 2011, as compared to 0.69% and 7.99%, respectively at March 31, 2010.

Charlotte A. Zuschlag, President and Chief Executive Officer of the Company, stated, “The Board of Directors, senior management and I are pleased with the improvement in earnings for the quarter ended March 31, 2011. We have continued to manage and grow our interest rate margin through internal deposit growth and more recently through increased investment yields as rates have begun to rise. We were pleased to see the results of these efforts reflected in 2010 and now are excited to have this trend continue into 2011.  Our deposits grew $42.1 million since December 2010. Our net income improved 8.3% over the quarter ended March 31, 2010 and our net interest margin improved slightly since December 31, 2010. Ms. Zuschlag concluded by stating, “Management will continue to strive to pursue growth opportunities that will provide a sound investment return to our shareholders such as our expansion plans with the construction of our 25th office in Cranberry Township, Butler County, which is scheduled to open in the fourth quarter of 2011”. She added “Our philosophy has been, and continues to be, to manage the net interest margin without compromising asset quality or future earnings potential while continuing to offer quality products to our customers”.

Net income for the first quarter of 2011, as compared to the first quarter of 2010, increased by $280,000, or 8.3%, due to an increase in net interest income after provision for loan losses and non-interest income of $75,000 and $1.3 million, respectively, partially offset by increases in non-interest expense, provision for income taxes and net income attributable to the noncontrolling interest of $507,000, $76,000 and $527,000, respectively.

The $1.3 million increase in noninterest income for the quarter ended March 31, 2011 was primarily due to write downs of land acquisition and development costs and impairment charges on securities that occurred in the quarter ended March 31, 2010 but did not exist in 2011. Additionally, there was a decrease in the net realized loss on derivatives to $194,000, which reflects a decrease in the market value of $125,000 for the quarter ended March 31, 2011, as compared to $319,000 for the same quarter in 2010.  The increase to noninterest expense was primarily related to increases in compensation and employee benefits and other expenses of $397,000 and $116,000 for the quarter ended March 31, 2011.

The Company’s total assets increased by $10.9 million, or 0.6%, during the quarter to $1.92 billion at March 31, 2011 from $1.91 billion at December 31, 2010. This increase resulted primarily from increases to  securities available for sale, premises and equipment, bank owned life insurance and prepaid expenses and other assets of $36.9 million, or 3.4%, $327,000, or 2.4%, $171,000, or 0.6% and $521,000, or 4.4%, partially offset by decreases in cash and cash equivalents, loans receivable, loans held for sale, accrued interest receivable, FHLB stock, real estate acquired through foreclosure, real estate held for investment and intangible assets of $21.1 million, or 59.1%, $2.8 million, or 0.4%, $80,000, or 100.0%, $666,000 or 6.9%, $1.3 million, or 5.0%, $184,000, or 17.0%, $768,000, or 3.5%, $93,000, or 10.4%.  Total non-performing assets increased to $17.2 million at March 31, 2011 compared to $14.4 million at December 31, 2010 and non-performing assets to total assets were 0.89% at March 31, 2011 compared to 0.75% at December 31, 2010.  The Company’s total liabilities increased $9.1 million, or 0.5%, to $1.76 billion at March 31, 2011. Total stockholders’ equity increased $1.8 million, or 1.1%, to $169.1 million at March 31, 2011, from $167.4 million at December 31, 2010.  The increase to stockholders’ equity was primarily the result of increases in retained earnings of $3.3 million and a decrease in treasury stock of $3.9 million, partially offset by an increase in unearned employee stock ownership plan shares of $5.0 million and a decrease in accumulated other comprehensive income of $171,000. Average stockholders’ equity to average assets was 8.82%, and book value per share was $11.42 at March 31, 2011 compared to 8.87% and $11.63, respectively, at December 31, 2010.

The basic net income, diluted net income and book value per share have been adjusted to reflect the six-for-five stock split declared April 19, 2011 for stockholders of record May 5, 2011. The stock split will be paid May 16, 2011.

ESB Financial Corporation is the parent holding company of ESB Bank and offers a wide variety of financial products and services through 24 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania.  The common stock of the Company is traded on The NASDAQ Stock Market under the symbol “ESBF”. We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission.  Investors are encouraged to access these reports and the other information about our business and operations on our web site.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company.  Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations.

ESB FINANCIAL CORPORATION AND SUBSIDIARIES
Financial Highlights
(Dollars in Thousands - Except Per Share Amounts)
(unaudited)

OPERATIONS DATA:

	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
Interest income	$ 19,955	$ 22,122
Interest expense	9,138	11,326
Net interest income	10,817	10,796
Provision for loan losses	300	354
Net interest income after provision for loan losses	10,517	10,442
Noninterest income	1,489	174
Noninterest expense	7,182	6,675
Income before provision for income taxes	4,824	3,941
Provision for income taxes	896	820
Net income before noncontrolling interest	3,928	3,121
Less: Net (loss) income attributable to noncontrolling interest	268	(259)
Net income attributable to ESB Financial Corporation	$ 3,660	$ 3,380
Net income per share:		
Basic (1)	$0.25	$0.23
Diluted (1)	$0.25	$0.23
Net interest margin	2.66%	2.58%
Annualized return on average assets	0.77%	0.69%
Annualized return on average equity	8.69%	7.99%

FINANCIAL CONDITION DATA:

	As of: 03/31/11	As of: 12/31/10
Total assets	$1,924,754	$1,913,867
Cash and cash equivalents	14,621	35,707
Total investment securities	1,114,556	1,077,672
Loans receivable, net	638,039	640,887
Customer deposits	1,054,731	1,012,645
Borrowed funds (includes subordinated debt)	681,395	715,456
Stockholders' equity	169,146	167,353
Book value per share (1)	$11.42	$11.63
Average equity to average assets	8.82%	8.87%
Allowance for loan losses to loans receivable	1.00%	1.00%
Non-performing assets to total assets	0.89%	0.75%
Non-performing loans to total loans	2.45%	2.00%

(1) The basic net income, diluted net income and book value per share have been adjusted to reflect the six-for-five stock split declared April 19, 2001 for stockholders of record on May 5, 2011. The split will be paid on May 16, 2011.